Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 28, 2014, relating to the financial statements of Reraise Gaming Corp., which is are contained in that Prospectus and of our report dated February 28, 2014 relating to the schedules, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Las Vegas, Nevada
October 24, 2014